EXHIBIT 23.2

Independent Auditors’ Consent

To The Board of Directors

Exult, Inc.:

We consent to the use of our report dated January 29, 2004, with respect to the consolidated balance sheets of Exult, Inc. and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the years then ended, and the related consolidated financial statement schedules for the years ended December 31, 2002 and 2003, incorporated by reference herein and in the registration statement and to the reference to our firm under the heading “experts” in the prospectus.

Our report dated January 29, 2004, state that the consolidated financial statements and consolidated financial statement schedule of Exult, Inc. and subsidiaries as of December 31, 2001, and for the year then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements in their report dated January 23, 2002. As described in Note 3 and Note 6 to the consolidated financial statements, the 2001 consolidated financial statements have been restated. We audited the adjustments described in Note 3 and Note 6 to the consolidated financial statements that were applied to restate the 2001 consolidated financial statements, as well as certain additional disclosures in the 2001 consolidated financial statements, as described in Note 3 and Note 6 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements and consolidated financial statement schedule of Exult, Inc. and subsidiaries other than with respect to such adjustments and disclosures.

/s/    KPMG LLP

Orange County, California

March 18, 2004